Exhibit 5

4 February 2016

TO:	Copy to:
LDK Solar Co Ltd c/- 1290 Oakmead Parkway Suite 306 Sunnyvale CA 94085 United States of America Email: jack@ldksolar.com Attention: Company Secretary	Sidley Austin, LLP Level 39, Two International Finance Centre 8 Finance Street, Central Hong Kong Email: timothy.li@sidley.com Attention: Timothy Li

Copy to:	Copy to:
The Bank of New York Mellon, London Branch One Canada Square London E14 5AL United Kingdom Fax: +44 20 7964 2509	The Bank of New York Mellon, Hong Kong Branch Level 24, Three Pacific Place 1 Queen's Road East Hong Kong Fax: +852 2295 3283

Attention: Corporate Trust - LDK Solar 5.535% Convertible Senior Notes due 2018	Attention: Corporate Trust - LDK Solar 5.535% Convertible Senior Notes due 2018

Dear Sirs

5.535% Convertible Senior Notes due 2018 issued by LDK Solar Co Ltd (“2018 Notes”) Notice of Event of Default under indenture dated 10 December 2014 (“2018 Indenture”)

We refer to the 2018 Notes and the terms of the 2018 Indenture. We also refer to the announcement by LDK Solar Co Ltd (the “Company”) dated 18 November 2015 entitled “LDK Solar announces onshore restructuring” (“Announcement”).

Terms used in this letter have the same meaning as given to those terms in the 2018 Indenture, unless otherwise defined herein.

In the Announcement, the Company stated that, on 17 November 2015, the Intermediate People’s Court of Xinyu City of Jiangxi Province (the “Court”) accepted the applications of Xinyu City Chengdong Construction and Investment Corporation and China National Grid (Jiangxi Province) Corporation Ganxi Power Branch under the Enterprise Bankruptcy Law of the People's Republic of China (the “PRC Bankruptcy Law”) against: (i) Jiangxi LDK Solar Hi-Tech Co Ltd, (ii) LDK Solar Hi-Tech (Xinyu) Co Ltd, (iii) Jiangxi LDK PV Silicon Technology Co Ltd and (iv) Jiangxi LDK Solar Polysilicon Co Ltd (the “Onshore Subsidiaries”). The Company also stated that on 17 November 2015, the Court declared the bankruptcy restructuring of the Onshore Subsidiaries and had designated a specially organized “Restructuring Group” within the Xinyu Hi-Tech Industrial Park Management Committee as the administrator, as called for under the PRC Bankruptcy Law.

The Court's declaration of the bankruptcy restructuring with respect to the Onshore Subsidiaries constituted an Event of Default under section 5.01(j) of the 2018 Indenture. The continuation of the bankruptcy restructuring cases without withdrawal or dismissal within 45 days from the commencement thereof constituted a further Event of Default under section 5.01(h) of the 2018 Indenture.

Pursuant to section 5.02(b) of the 2018 Indenture, if an Event of Default specified in section 5.01(h), (i) or (j) occurs, the principal of, and any premium and accrued and unpaid interest on, all of the 2018 Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Accordingly, the aggregate principal amount outstanding under the 2018 Notes, and any accrued but unpaid interest, became immediately due and payable on 17 November 2015.

Each of Orchard Makira Master Ltd, Orchard Centar Master Limited, BFAM Asian Opportunities Master Fund, LP and D. E. Shaw Galvanic International, Inc. (“Notifying Holders”) is a beneficial holder of the 2018 Notes and, as such, is a contingent creditor of the Company. Together, these entities hold 52.73% of the aggregate principal outstanding under the 2018 Notes. As at the date of this letter, none of these entities has received payment of the principal and interest due to them as beneficial holders, and enquiries with the Trustee confirm that no payments have been made by the Company as at 2 February 2016.

In the circumstances, we hereby demand payment of all outstanding principal, accrued and unpaid interest, and all other amounts owing under the 2018 Notes (the “Debt”), and hereby give notice to the Company that unless the Company provides confirmation to us by 5.00pm on 5 February 2016 (Hong Kong time) that payment of the Debt has been made to the Paying Agent in accordance with the terms of the 2018 Indenture (and, following such confirmation, receipt of such payment is able to be verified by the Paying Agent within 24 hours thereafter), we may, without further notice to you, take action to enforce our rights with respect to the 2018 Notes and/or instruct the Trustee to do the same.

All of our rights in respect of the 2018 Notes, the 2018 Indenture and otherwise are expressly reserved.

Yours faithfully

THE NOTIFYING HOLDERS

/s/ Ben Harris	/s/ Ben Harris
OCP Asia (Hong Kong) Limited	OCP Asia (Hong Kong) Limited
on behalf of Orchard Makira Master Ltd	on behalf of Orchard Centar Master Limited

/s/ Ben Hall
D. E. Shaw Galvanic International, Inc.

/s/ Benjamin Fuchs
BFAM Asian Opportunities Master Fund, LP